EXHIBIT 14.1
SAFEGUARD SCIENTIFICS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
I. Background — Administration
The reputation and integrity of Safeguard Scientifics, Inc. (“Company”) is a valuable asset that is vital to our success.
Each Company employee, including each of the Company’s officers, and each Company director is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity. This Code of Business Conduct and Ethics (“Code”), which applies to all directors, officers and employees of the Company (collectively referred to as “Company Personnel”), has been adopted to help Company Personnel meet these standards. Specifically, the purpose of this Code is to:
•	encourage among Company Personnel a culture of honesty, accountability and mutual respect;
•	provide guidance to help Company Personnel recognize and deal with ethical issues; and
•	provide mechanisms for Company Personnel to report unethical conduct.
While this Code is designed to provide helpful guidelines, it is not intended to address every specific situation. Nevertheless, in every instance, we require that Company Personnel act honestly, fairly and with a view towards “doing the right thing.”
The Safeguard Scientifics, Inc. Board of Directors (“Safeguard Board”) is ultimately responsible for the implementation of the Code. The Safeguard Board has designated Brian J. Sisko, or his successor as General Counsel, to be the compliance officer (the “Compliance Officer”) for the implementation and administration of the Code. Company Personnel should feel free to direct questions concerning this Code to the Compliance Officer:
Safeguard Scientifics, Inc.
Attention: Compliance Officer
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945
e-mail address: complianceofficer@safeguard.com
II. Overview
It is the policy of the Company to: (a) comply with all applicable governmental laws, rules and regulations; (b) expect that all Company Personnel at all times observe honest and ethical conduct in the performance of their responsibilities, including the avoidance of conflicts of interest; (c) expect all Company Personnel to treat others with dignity, including other employees, shareholders, customers and vendors; and (d) encourage and support internal disclosure of any violation of this Code for appropriate action.
The Code governs the business-related conduct of all Company Personnel, including, but not limited to, the chief executive officer, chief financial officer and all other officers of Safeguard. Directors of the Company who are not employees are subject to this Code only as it relates to their capacities as directors.

III. Compliance With Law
A variety of laws apply to the Company and its operations. Company Personnel are expected to comply with all such laws, as well as rules and regulations adopted under such laws. Examples of criminal violations under these laws include:
•	stealing, embezzling or misapplying corporate or bank funds;
•	using threats, physical force or other unauthorized means to collect money;
•	making false entries in the books and records of the Company, or engaging in any conduct that results in the making of such false entries;
•	making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose;
•	utilizing the Company’s funds or other assets or services to make a political contribution or expenditure; and
•	making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities.
The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution and will investigate, address and report to governmental or other authorities, as appropriate, non-criminal violations.
IV. Conflicts of Interest
Company Personnel are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the Company as a whole, and not based on personal relationships or personal benefits. A conflict of interest, which can occur or appear to occur in a wide variety of situations, can compromise the business ethics of Company Personnel. Generally speaking, a conflict of interest occurs when the personal interest of Company Personnel or members of their immediate family interferes with, or has the potential to interfere with, the interests or business of the Company. For example, a conflict of interest may occur where an employee or a family member receives a gift, a unique advantage, or an improper personal benefit as a result of the employee’s position at the Company. A conflict of interest could make it difficult for such person to perform corporate duties objectively and effectively because he or she is involved in a competing interest. The following is a discussion of certain common areas that raise conflict of interest issues. However, a conflict of interest can occur in a variety of situations. Company Personnel must be alert to recognize any situation that may raise conflict of interest issues and must disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest with the Company.
Outside Activities/Employment — Any outside activity must not significantly encroach on the time and attention Company Personnel devote to their corporate duties and should not adversely affect the quality or quantity of their work. In addition, Company Personnel may not make use of corporate equipment, facilities or supplies, or imply (without the Company’s approval) the Company’s sponsorship or endorsement of any outside activity, and under no circumstances are Company Personnel permitted to take for themselves or their family members business opportunities that are discovered or made available by virtue of their positions at the Company. Moreover, unless the Audit Committee of the Company’s Board of Directors shall have approved or ratified a particular transaction or situation in accordance with the Company’s Statement of Policy with Respect to Related Party Transactions, Company Personnel may not (i) have any financial interest in (a) any entity that is, or to such person’s knowledge may become, a vendor, customer or competitor of the Company or any of its partner companies; or (b) any entity that otherwise has or may have a relationship with, or might expect financial or other support from, the Company (including, but not limited to, any of its partner companies); or (ii) provide services to or perform services for the benefit of any such entity, other than services performed at the request of or on behalf of the Company. Company employees are prohibited from taking part in any outside employment without Safeguard’s prior written approval.
Notwithstanding the foregoing, Company employees generally may have (i) a passive investment in up to five percent of the total outstanding shares of an entity that is listed on a national or international exchange, the OTC Bulletin Board or a similar quotation service or (ii) a limited partnership interest in a private equity, venture capital or similar fund constituting less than five percent of such fund’s committed capital, provided that the investment is not so large financially either in absolute dollars or as a percentage of the person’s total net worth that it creates the appearance of a conflict of interest.
Directors of the Company who are not employees of the Company must be sensitive to situations in which they may be associated with, or have business or financial interests in, corporations or other business entities that, from time to time, have business dealings with the Company or which may compete with the Company. While these relationships and interests are not prohibited, they should be avoided where reasonably practicable. Any Company director who becomes engaged in such a relationship or interest must promptly bring it to the attention of the Chairperson of the Safeguard Board. The Chairperson shall promptly refer such matter to the full Safeguard Board or an appropriately authorized committee of the Safeguard Board for consideration and appropriate disposition. If a conflict cannot be avoided, it must be managed in an ethical and responsible manner.
Civic/Political Activities — Company Personnel are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their Company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities and does not create an appearance of the Company’s sponsorship or endorsement.
Inventions, Books and Publications — Company employees must receive written permission from the Compliance Officer before developing, outside of the Company, any products, software or intellectual property that may be related to the Company’s current or potential business.
Proper Payments — Company Personnel should pay for and receive only that which is proper. Company Personnel should not make or promise payments to influence another’s acts or decisions, and Company employees must not give gifts beyond those extended in normal business.
Gifts — Company Personnel and members of their families must not give or receive valuable gifts (including gifts of equipment or money, discounts, or favored personal treatment) to or from any person associated with Safeguard’s vendors or customers. Acceptance of a gift in the nature of a memento, such as a conference gift or other inconsequential gift valued at less than five hundred dollars ($500), is permitted. Engaging in normal occasional business-related entertainment, such as meals or the use of sporting, theatrical or other public event tickets, is permissible with the understanding that it is expected that Company Personnel will exercise sound judgment in reliance on this exception so as to avoid any situation that may otherwise be subject to question.
Loans to Directors and Employees — The Company will not make loans or extend credit guarantees to or for the personal benefit of directors and executive officers except as permitted by law and the listing standards of any exchange or quotation system on which the Company’s common stock is listed. Loans or guarantees may be extended to other employees only with the Company’s approval.

Insider Trading — Company Personnel are prohibited from trading in securities while in possession of material inside information. Among other things, trading while in possession of material inside information can subject the person to criminal or civil penalties. The Company has adopted a Statement of Company Policy for Securities Trading by Company Personnel (the “Insider Trading Policy”) and requires all Company Personnel to sign a statement acknowledging that they have read, understand and will comply with the policies set forth therein.
V. Fair Dealing
Company Personnel should deal fairly and in good faith with each other and the Company’s customers, suppliers, regulators, business partners and others. Company Personnel may not take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information or other related conduct.
VI. Proper Use of Company Assets
As a general rule, Company assets, including facilities, equipment, materials, supplies, time, information, intellectual property, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. However, the Company makes an exception for incidental personal use (e.g., telephone calls to a friend or family member, sending a personal e-mail message, accessing the Web, etc.) provided that such incidental personal use is legal, ethical, appropriate and does not interfere with the conscientious performance of an employee’s duties.
VII. Delegation of Authority
Company Personnel, and particularly each of the Company’s officers and other managerial employees, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope and includes appropriate and continuous monitoring.
VIII. Handling Confidential Information
Company Personnel should observe the confidentiality of information that they acquire by virtue of their affiliation with or employment by the Company, including information concerning customers, vendors, competitors and other employees, except where disclosure is approved by the Company or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or after one full business day following its disclosure in a press release or a report filed with the SEC. In addition, Company Personnel must safeguard proprietary information, which includes information that is not generally known to the public and has commercial value in the Company’s business. Proprietary information includes, among other things, software programs, source and object codes, trade secrets, ideas, techniques, inventions (whether patentable or not) and other information relating to designs, algorithms and research. It also includes information relating to marketing, pricing, customers, and terms of compensation for Company Personnel. The obligation to safeguard proprietary information continues even after employment ends.
IX. Books and Records; Public Disclosures
The effective operation of the Company’s business, and the integrity of the Company’s public disclosures, is dependent on accurate business records. Company personnel must prepare and maintain all Company records accurately and honestly. Company Personnel may not knowingly or recklessly make any false or misleading entries in any books, records or accounts of the Company, and no Company funds may be used for any purpose other than as described in the documents supporting the disbursement.
As a public company, the Company has an additional obligation to make or keep books, records and accounts that accurately and fairly reflect Company transactions so that filings and submissions with the SEC and other public communications provide full, fair, timely, accurate and understandable disclosure. Company Personnel engaged in the preparation of these filings, submissions and communications (“Public Disclosure Personnel”) must endeavor to ensure that the Company’s filings, submissions, and communications meet these objectives. Depending on their duties and responsibilities, other employees may be called upon to provide information to assure that the Company’s reports are complete, fair and understandable. Company Personnel are expected to take this responsibility very seriously. If requested by Public Disclosure Personnel to provide information for use in such filings, submissions or communications, Company Personnel will provide, as promptly as practicable, accurate, understandable and complete information on a timely basis.
Company employees who are responsible for any aspect of our internal accounting controls and financial and tax reporting systems must be vigilant in recording entries accurately and honestly and in a manner consistent with all legal requirements. If you are uncertain about proper recording of Company transactions or accounting or tax matters, you should consult with a superior. Company Personnel must not take any action to fraudulently influence, coerce, manipulate or mislead any auditor engaged in the performance of an audit of Company financial statements. Complaints or concerns regarding accounting, internal accounting controls or auditing matters should be reported either to the Compliance Officer or to the Audit Committee of the Safeguard Board as indicated in Article X of this Code. You may choose to submit such complaints or concerns anonymously.
X. Report of Violations
Administration — General Policy Regarding Report of Violations — Company Personnel who observe, learn of, or, in good faith, suspect a violation of the Code must immediately report the violation either to his or her immediate supervisor (who in turn is responsible for informing the Compliance Officer of such report) or to the Compliance Officer (or, in connection with complaints or concerns regarding accounting, internal accounting controls or audit matters, may report the violation to the Audit Committee of the Safeguard Board). You may be subject to disciplinary action, including termination of employment, for failure to do so.
Complaint Procedure
•	Notification of Complaint
•	To report a violation or a suspected violation to the Compliance Officer, provide the report to the following address or e-mail address:
Safeguard Scientifics, Inc.
Attention: Compliance Officer
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945
e-mail: complianceofficer@safeguard.com

•	Complaints or concerns regarding accounting, internal accounting controls or auditing matters may also be submitted anonymously to the Audit Committee of the Safeguard Board in writing at the following address:
Safeguard Scientifics, Inc.
Attention: Chair, Audit Committee — CONFIDENTIAL
c/o Corporate Secretary
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945
•	Whenever practical, the complaint should be made in writing. It is unacceptable to submit a complaint knowing it is false.

•	Company Personnel who are not comfortable using the procedures and protocols outlined above can make an anonymous report via our third party provider, MySafeWorkplace. This anonymous and confidential reporting system is not affiliated with the Company and is accessible 24/7 through the Internet (www.MySafeWorkplace.com) or by calling the toll free number (800.461.9330).
•	Investigation and Corrective Action

Reports of violations will promptly be investigated under the supervision of the Compliance Officer or, if appropriate, the Audit Committee. Company personnel are required to cooperate fully in the investigation of reported violations and to provide truthful, complete and accurate information. The investigation will be handled as discreetly as reasonably possible, allowing for a fair investigation and any necessary corrective action. Appropriate corrective action will be taken whenever a violation of this policy is determined to have occurred. Depending on the nature of the violation, the offending individual can be subject to disciplinary action which may include termination. In addition, anyone who interferes with an investigation, or provides information in an investigation that the individual knows to be untrue or inaccurate, will be subject to disciplinary action, which may include termination of employment. Retaliation against employees who, for lawful purposes, file a complaint or participate in an investigation is strictly prohibited.
•	Confidentiality

Except as may be required by law or by the requirements of the resulting investigation or the corrective action, all notices, reports and information received under this process will be treated in a confidential manner. Every reasonable effort will be made to handle the matter with discretion and to protect the identity of those who make reports as well as those who are being investigated. However, the Compliance Officer regularly will report to the Audit Committee any violations that have been reported. Further, if necessary to conduct a proper review or to comply with legal requirements, our Audit Committee, independent accountants or others may become involved in the review process. Also, as noted above, the Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution and will investigate, address and report to governmental or other authorities, as appropriate, non-criminal violations.

XI. Protection Against Retaliation
Policy — The Company prohibits any form of retaliation against employees who, for lawful purposes, report to the Company any conduct or activity that may violate this Code, any law or regulation applicable to the Company, or any other suspected improper, unethical or illegal conduct or activities by anyone at the Company. The Company also prohibits any form of retaliation against employees who provide information, cause information to be provided, or assist in an investigation conducted by the Company or any governmental body regarding a possible violation of any law or regulation relating to fraud, any labor law, or any rule or regulation of the U.S. Securities and Exchange Commission, or who file, cause to be filed, or assist, participate or give testimony in any proceeding relating to an alleged violation of any such law, rule or regulation.
Management Responsibility — All Company officers and other managerial employees are responsible for ensuring adherence to this policy. In addition, each Company officer and managerial employee is responsible for communicating this policy to employees under his or her supervision and for supporting programs and practices designed to develop understanding of, commitment to and compliance with this policy. In the event that any Company officer, other managerial employee or supervisor believes that a violation of this policy has occurred or receives a report of a violation, he or she must immediately contact the Compliance Officer.
Procedures for Reporting Policy Violations — If an employee believes that he or she has been retaliated against (including threatened or harassed) in violation of this policy, he or she should immediately report the retaliation either to his or her immediate supervisor (who in turn is responsible for informing the Compliance Officer of such report) or to the Compliance Officer in accordance with the contact procedures for the Compliance Officer set forth above (or, in connection with retaliation related to complaints or concerns regarding accounting, internal accounting controls or audit matters, may report the violation to the Audit Committee of the Safeguard Board in accordance with the contact procedures for the Audit Committee set forth above). Any employee who is not comfortable using the procedures and protocols outlined above can make an anonymous report via our third party provider, MySafeWorkplace. This anonymous and confidential reporting system is not affiliated with the Company and is accessible 24/7 through the Internet (www.MySafeWorkplace.com) or by calling the toll free number (800.461.9330). Once an employee reports retaliation prohibited by this policy, the Company will promptly investigate the matter in accordance with the procedures described in Article X of this Code.
XII. Waivers
Requests for a waiver of a provision of the Code must be submitted in writing to the Compliance Officer for appropriate review, and an executive officer of Safeguard Scientifics, Inc., the Safeguard Board or an appropriate Safeguard Board committee will decide the outcome. For conduct involving directors and executive officers, only the Audit Committee of the Safeguard Board has the authority to waive a provision of the Code. The Audit Committee of the Safeguard Board must review and approve any “related party” transaction as defined in Item 404 of Regulation S-K, promulgated by the SEC, before it is consummated. In the event of an approved waiver involving the conduct of a director or executive officer, appropriate and prompt disclosure must be made to the Company’s shareholders as required by the SEC or other regulation or by applicable listing standards of the principal exchange or interdealer quotation system on which the Company’s common stock is listed.
Statements in the Code to the effect that certain actions may be taken only with “the Company’s approval” or that certain items will be “designated by the Company” will be interpreted to mean that appropriate executive officers of Safeguard Scientifics, Inc. or members of the Safeguard Board must give prior written approval or make such designation before the proposed action may be undertaken or the proposed designation may be made.
XIII. Compliance
Adherence to Code; Disciplinary Action — All Company Personnel have a responsibility to understand and follow this Code. In addition, all Company Personnel are expected to perform their work with honesty and integrity in all areas not specifically addressed in this Code. A violation of this policy or the Code may result in appropriate disciplinary action, including the possible termination from employment with the Company.
Communications; Training; Annual Certification — The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. Company employees will receive periodic training on the contents and importance of the Code and related policies and the manner in which violations must be reported and waivers must be requested. All Company Personnel must certify that they have read this Code and to the best of their knowledge are in compliance with all its provisions. In addition, each director, officer and other managerial employee of the Company, as may be designated by the Company from time to time, has an obligation to annually certify that he or she has read and reviewed this Code with his or her subordinates. Forms of these certifications are attached to this Code as Appendices I and II.
Responsibility of Senior Employees — All Company officers and other managerial employees will be responsible for the enforcement of, and compliance with, this Code, including necessary distribution to assure Company employee knowledge and compliance. Directors, officers and other managerial employees are expected to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Managerial employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to insure compliance.
XIV. Related Policies; Enforceable by Company Only
This Code should be read in conjunction with Safeguard’s other policy statements , including but not limited to the Statement of Company Policy on Securities Trading by Company Personnel. This Code is for the benefit of the Company, and no other person or entity is entitled to enforce this Code. This Code does not, and should not be interpreted to, create any private cause of action or remedy in any other person or entity for a violation of the Code. In addition, this Code should not be construed as a contract of employment and does not change any person’s employment status.

Adopted:	April 8, 2004
Last Approved:	October 21, 2008

APPENDIX I
INITIAL CODE OF BUSINESS CONDUCT AND ETHICS DISCLOSURE STATEMENT
As a director, officer or other employee of Safeguard Scientifics, Inc. (“Company”), I have read and understand the Company’s Code of Business Conduct and Ethics (“Code”), and I hereby affirm my agreement to comply with its terms. I hereby certify as follows:
1.	I have received a copy of the Code.

2.	I have read, understand and agree to comply with the Code.

3.	I am currently in compliance and, as applicable, members of my family are in compliance, with the terms of the Code and all obligations imposed by it, except as disclosed to the Compliance Officer or as otherwise disclosed in accordance with the procedures contained in Article X of the Code.

4.	I am not aware of any conduct on the part of any person associated with the Company that may constitute a violation of the Code, except with respect to any matters that I may have disclosed to the Compliance Officer or otherwise disclosed in accordance with the procedures contained in Article X of the Code.

5.	I understand that none of the benefits, policies, programs, procedures or statements in the Code are intended to confer any rights or privileges upon me or entitle me to be or remain an employee of the Company. I am aware that the Code is not a contract and is subject to change at any time, without notice, at the sole discretion of the Company.
I understand that all Disclosure Statements may be available to the Compliance Officer, the Company’s Board of Directors, and internal and external legal counsel. Such information shall otherwise be held in confidence in accordance with Article X of the Code.
Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in Safeguard’s Legal Department.

Signature

Name

Date

APPENDIX II
ANNUAL CODE OF BUSINESS CONDUCT AND ETHICS DISCLOSURE STATEMENT
As a director, officer or other employee of Safeguard Scientifics, Inc. (“Company”), I have read and understand the Company’s Code of Business Conduct and Ethics (“Code”), and I hereby reaffirm my agreement to comply with its terms. With respect to the last 12 months, I hereby certify as follows:
1.	I have complied and, as applicable, members of my family have complied, with the terms of the Code and all obligations imposed by it, except as disclosed to the Compliance Officer or as otherwise disclosed in accordance with the procedures contained in Article X of the Code.
2.	I have read and reviewed the Code with my subordinates and I am not aware of any conduct on the part of any person associated with the Company that may constitute a violation of the Code of Conduct, except with respect to any matters that I may have disclosed to the Compliance Officer or otherwise disclosed in accordance with the procedures contained in Article X of the Code.
3.	I understand that none of the benefits, policies, programs, procedures or statements in the Code are intended to confer any rights or privileges upon me or entitle me to be or remain an employee of the Company. I am aware that the Code is not a contract and is subject to change at any time, without notice, at the sole discretion of the Company.
I understand that all Disclosure Statements may be available to the Compliance Officer, the Company’s Board of Directors, and internal and external legal counsel. Such information shall otherwise be held in confidence except in accordance with Article X of the Code.
Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in Safeguard’s Legal Department.

Signature

Name

Date